LML REPORTS CARDPAYMENT SOLUTIONS AND GLOBAL ETELECOM, INC. RENEW PARTNERSHIP AGREEMENT FOR ELECTRONIC CHECK CONVERSION

VANCOUVER, BC and DESTIN, FL May 13, 2003 - LML Payment Systems Inc. (Nasdaq: LMLP) is pleased to announce licensee Global eTelecom has renewed their processing agreement with CardPayment Solutions. Under this contract, Global eTelecom will continue to provide complete back engine processing and support for the CardPayment Solutions' Electronic Check Conversion programs. Global eTelecom's check services are licensed under U.S. Patents: 5,484,988; 6,164,528; 6,283,366 and 6,354,491, from LML Payment Systems Corp., a subsidiary of LML Payment Systems Inc.

About Global eTelecom, Inc.

Global eTelecom provides it's proprietary, fully customizable XML based electronic check processing services to a nationwide network of banks, independent sales agents and associations, credit card processors, insurance companies, and retail merchants, ranging in size from small "Mom &Pop" stores to national retail chains. Global eTelecom's Electronic Check Services include: Electronic Check Conversion (Point-of-Purchase), Electronic Mail Order / Telephone Order Checks (MOTO), ARC Lockbox Conversion, Electronic Recurring Debit, Electronic Represented Check Collection (RCK), Electronic Check Image Capture, and Secure Web Based Check Image Retrieval. More information on Global eTelecom can be found on the Company's website at www.globaletelecom.com Global eTelecom's check services are proprietary and are licensed under U.S. Patents from LML Payment Systems Corp: 5,484,988; 6,164,528; 6,283,366; and 6,354,491.

About CardPayment Solutions

Headquartered in Santa Barbara California, CardPayment Solutions provides a full suite of end-to-end payment processing solutions. With state of the art systems and a strong infrastructure to support our growth CardPayment Solutions adds over 600 new merchants monthly and stays focused on exceptional service delivery to both our merchants and Agents/ISO's.

About LML Payment Systems Inc.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

LML Payment Systems Inc. Global eTelecom, Inc.

Patrick H. Gaines John H. Beebe

President and CEO Chairman and CEO

(604) 689-4440 (850) 650-8506

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